Exhibit 99

NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	Senior Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS FIRST QUARTER 2004 RESULTS

First Quarter Earnings Increase 19%; Loan and Deposit Growth Continues

EUGENE, OR, April 13, 2004 —Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the first quarter ended March 31, 2004.

Net income for the first quarter 2004 was $1.7 million, a 19% increase over 2003 first quarter net income of $1.4 million. Earnings per diluted share were $0.25 for the first quarter 2004 compared to $0.21 per share reported for the prior year first quarter. Return on assets and return on equity for the first quarter were 1.62% and 15.94%, respectively, compared to 1.53% and 15.54%, respectively, for the comparable period of 2003. Earnings for the first quarter 2004 were positively impacted by growth in loans and core deposits and a reduction in the provision for loan losses as the loan portfolio credit quality continued to improve.

Average gross loans for the March 2004 quarter increased $18.0 million from the 2003 December quarter’s average. Prospects for continued loan growth appear strong as the bank’s loan pipeline remains strong. Loan demand was funded through core deposit growth and utilization of the previous period’s fed funds sold position. Period end core deposits totaled $341.7 million, up $11.3 million from the December 31 total.

“The first quarter core deposit growth is a very positive development for Pacific Continental. It is in contrast to our historical seasonal pattern of flat to declining core deposits in the first quarter of the year,” said Hal Brown, president and CEO of Pacific Continental Corporation. “In part, the growth in core deposits is a result of our success attracting significant new business relationships,” added Brown.

Operating revenue, which includes net interest income plus noninterest income, for the quarter was $6.8 million compared to $6.7 million for the comparable quarter of last year. Net interest income was $5.7 million, up $311 thousand or 6% over last year. The increase in net interest income is in part attributed to a 12% growth in year-over-year average earning assets that was partially offset by a decline in the bank’s net interest margin. A slowdown in the growth of noninterest revenue was anticipated due to a decrease in the volume of mortgage originations. The slowdown can be attributed to the higher market-driven residential mortgage rates. For the quarter, mortgage revenues fell $234 thousand from those recorded during the first quarter of the prior year. In addition, the bank did not have any gains from the sale of commercial real estate loans during the first quarter in contrast to the $130 thousand contributed during the first quarter of 2003. Increases in noninterest revenues were experienced in account service fees and merchant bankcard operations.

The bank’s net interest margin for the quarter fell 11 basis points from the fourth quarter 2003, but remains well above peer bank results. The interest margin as a percent of earning assets was 5.78% for the quarter compared to 5.89% and 6.20% for the fourth and first quarters of 2003, respectively. The bank continues to benefit from the high level of non-interest bearing checking account balances, and at March 31, 2004 these deposits represented 34% of total deposits and funded 28% of total assets. The current low interest rate environment has resulted in a practical floor for the cost of interest bearing deposits, while assets, primarily loans, are subject to lower rates and reductions in established rate floors. The bank currently expects its net interest margin to remain stable or to improve slightly during 2004 as some higher cost wholesale funding sources will be repriced during the second quarter.

“I’m pleased with the first quarter results that continued the strong earnings performance of the previous five quarters. The results reflect our employee’s commitment to the service principals we embrace when establishing new client relationships and deepening existing relationships within the communities we serve,” said Hal Brown. “Our focus on community-based businesses, professional service groups, and not-for-profit organizations is well received by the business community and continues to positively differentiate us from our competitors,” added Brown.

During the quarter the bank continued to receive several important awards for its unique culture and work environment. Most notably, Oregon Business magazine named Pacific Continental Bank as the #1 place to work among all Oregon businesses within its size category.

First Quarter 2004 Highlights:

•	Net income and earnings per share increased 19% from one year ago.

•	Selected as the #1 place to work for by the Oregon Business magazine in its “Top 100 Best Companies” annual survey.

•	Paid an $0.08 per share quarterly dividend, a 14.3% increase.

•	Received first place “Profiles in Excellence Award” for client service.

Live Audio Webcast:

Pacific Continental is offering a live telephone conference call and audio Webcast for interested parties relating to its first quarter results on Tuesday April 13 at 1:30 p.m. Pacific Time. To listen to the conference call interested parties should call 210 234-0004 and provide the pass code: “first quarter earnings”, leader: Hal Brown. To listen to the live audio Webcast, click on the Presentations link within the Investor Relations section on the company’s home page (http://www.therightbank.com/).

The Webcast replay will also be available within two days following the live Webcast, and archived for one year on the Pacific Continental Website. Any questions regarding the conference call presentation or Webcast should be directed to Michael Reynolds at 541 686-8685.

—more—

About Pacific Continental Bank

Pacific Continental Bank is the operating subsidiary of Pacific Continental Corporation. The bank delivers its highly personalized services through ten banking offices in western Oregon including Eugene and Portland, the state’s two largest commercial markets. Pacific Continental targets the banking needs of community-based businesses, professional service groups, and not-for-profit organizations. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty years, and since 1979 the company has paid a cash dividend in twenty-five out of twenty-six years. Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2004 Oregon Business magazine’s annual survey ranked Pacific Continental as the #1 Oregon company to work for within its size category. The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its “Business of the Year” during 2002, and Families in Good Company awarded the bank with its Quality Seal Award for employee flexibility in the workplace. Pacific Continental was also honored when the United Way of Lane County selected Pacific Continental as the “Outstanding Corporate Citizen” for its corporate leadership and ongoing commitment to the community. Pacific Continental’s common stock is traded on the Nasdaq National Market under the stock symbol “PCBK”. Additional information on Pacific Continental and its services including online and electronic banking can be found at www.therightbank.com.

Safe Harbor

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: general economic conditions and its impacts on the company’s client base, loan concentrations; business conditions in the banking industry; the regulatory environment; new legislation; heightened national security risks including acts of terrorism; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive factors, including increased competition among financial institutions; fluctuating interest rate environments; cash flow, operating performance, availability of retained earning and decisions made by its board of directors with respect to dividend practices and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should also carefully review any risk factors described in its Annual Report on Form 10K, the most recent Form 10-Q and other documents including any Form 8-Ks provided to or filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA’s safe harbor provisions.

—more—

Consolidated Statements of Income

For the Period Ended

(Amounts in $ Thousands, except per share data)

	31-Mar-04	31-Mar-03
Interest income	$6,714	$6,477
Interest expense	$1,020	$1,093

Net interest income	$5,694	$5,384
Provision for loan losses	$100	$600
Noninterest income	$1,077	$1,364
Noninterest expense	$3,877	$3,798

Income before taxes	$2,794	$2,350
Taxes	$1,070	$904

Net income	$1,724	$1,446

Net income per share
Basic	$0.25	$0.22
Fully diluted	$0.25	$0.21

Outstanding shares, end of period	6,823,153	6,738,556
Outstanding shares, quarter average (basic)	6,799,913	6,728,353
Outstanding shares, quarter average (diluted)	6,991,434	6,847,645

Pacific Continental Corporation

Balance Sheet Data

(Amounts in $ Thousands)

	For Period Ended
	31-Mar-04	31-Mar-03
Balance Sheet
Loans at period end	$376,591	$341,611
Allowance for loan losses at period end	$5,260	$4,983
Assets at period end	$435,158	$390,992
Deposits at period end	$359,154	$321,876
Stockholders’ equity at period end	$43,836	$37,743
Loan, average	$366,731	$342,222
Earning assets, average	$396,051	$352,413
Assets, average	$427,310	$383,197
Deposits, average	$354,432	$308,399
Stockholders’ equity, average	$43,517	$37,740

—more—

Pacific Continental Corporation

Financial Data and Ratios

(Amounts in $ Thousands, except for per share data)

	For Period Ended
	31-Mar-04	31-Mar-03
Financial Performance
Return on average assets	1.62%	1.53%
Return on average equity	15.94%	15.54%
Net interest margin	5.78%	6.20%
Efficiency ratio	57.26%	59.06%
Net income per share
Basic	$0.25	$0.22
Fully diluted	$0.25	$0.21

Loan Quality
Net loan charge offs	$65	$21

Non-accrual loans	$1,481	$5,014
90-day past due	$132	$39
Foreclosed property	$371	$664

Total nonperforming assets	$1,984	$5,717
Government guarantees on non-accrual and 90-day past due	$160	$241

Nonperforming assets, net of government guarantees	$1,824	$5,476

Loan Quality Ratios
Non-accrual loans to total loans	0.39%	1.47%
Nonperforming assets to total assets	0.42%	1.40%
Allowance for loan losses to net nonperforming loans	362.01%	103.55%
Net loan charge offs to average loans, annualized	0.07%	0.02%
Allowance for loan losses to total loans	1.40%	1.46%

###